STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

Today's Date:    28th October 2011
Employer:    ServiceSource Europe Limited
The Chase,
Carmanhall Road
Sandyford Industrial Estate
Dublin 18

Employee:    Mr. Mike Naughton

Pursuant to the Terms of Employment Information Act, 1994 this statement is given to you as a record of the main terms and conditions of your employment with ServiceSource Europe Limited (the "Company"). A copy of the Company's information handbook for employees will be given to you during your new employee orientation, and should be read carefully. The provisions of the company handbook form part of your terms and conditions. It sets out guidelines relating to your employment, which may be revised by the Company at its discretion.

Any benefits described in the handbook are provided at the Company's discretion and may be revised or withdrawn by the Company at any time. If there is any inconsistency between the provisions of the information handbook and this statement, the provisions of this statement shall prevail.

1.COMMENCEMENT
The commencement date of your employment with the Company is TBC (to be confirmed).
2.FUNCTIONS AND DUTIES
2.1    You will be employed in a full time and permanent position as Senior Director, Client Delivery reporting to Mr. Olivier Sabella, Vice President, Client Delivery EMEA. In that capacity you will be expected to perform all acts, duties and obligations and comply with such orders as may be designated from time to time by the Company and be reasonably consistent with the above-mentioned capacity.
2.2    You will be required to comply with the Company's rules, regulations and policies currently in force and as they are updated from time to time.
2.3    You should understand that during the course of your employment (as the character of the Company changes) it might be necessary to expand your duties, within the general scope of your position, or change your function. You are expected to be flexible in your position. The Company therefore reserves the right to assign other duties to you at any time, it being understood that you will not be assigned duties, which the Company deems cannot reasonably be performed, based on your skills and qualifications.
3.0    PROBATIONARY PERIOD
Employment with the Company is subject to a Probationary Period of 6 months. During this period you will be given advice and guidance to enable you to meet the job requirements and your performance will be assessed to decide your suitability for employment going forward. If you fail to meet the required standards of work or conduct within the Probationary Period your employment will be terminated by one months notice at any time during or upon the expiration of the Probationary Period. During your Probationary Period the following special terms and conditions apply:
(a)Your employment with the Company may be terminated by either party giving one months written notice and the Company reserves the right to make payment in lieu of notice.
(b)The terms and conditions relating to the disciplinary procedure do not apply to your employment during your Probationary Period.
(c)The Company may at its discretion extend the Probationary Period for up to a further period of six months, as it deems appropriate.
4.0    HOURS OF WORK
4.1    Your normal workings hours will be 09.00 to 18.00 Monday to Friday. Rest arrangements will be agreed within your department and granted in line with the provisions of the Organisation of Working Time Act, 1997.
4.2     The Company reserves the right to change your working hours. From time to time to meet business demands you may be required to work overtime. You will not receive additional compensation for working outside normal working hours, as your salary takes account of all hours you may reasonably be expected to work.
5.PLACE OF WORK
5.1    Your place of work will be the located initially at The Chase, Carmanhall Road,
Sandyford Industrial Estate, Dublin 18. The Company reserves the right to relocate and / or establish further operations in Ireland and you may be required to work from these locations. You may also be required to travel within Ireland and abroad to the extent reasonably required in carrying out your duties.
5.2    From time to time the Company may require you to undertake overseas training.
Before any such assignments, the Company will consult with you and consider any reasonable input which you may have with regard to the proposed assignments.
6.REMUNERATION
6.1    Your salary will be €150,000 per annum gross or such higher sum as the
Company may subsequently determine and notify to you following a review in accordance with the Company's review policy. There is no guarantee of any increase in salary in a salary review.
Remuneration is payable monthly in arrears by credit transfer to a bank of your choice on the 25th of the month, and such payment arrangements shall remain in force until otherwise mutually agreed. In the event of an overpayment the Company reserves the right to debit transfer the amount owed. The Company reserves the right to make changes in this policy from time to time in accordance with changing conditions and operational needs.
6.2    You are entitled to participate in the Company's discretionary variable compensation scheme subject to the rules of the scheme from time to time. The on target annual bonus amount will be €50,000 gross, which shall be subject to applicable taxes or deductions.
6.3    You will be reimbursed for any properly vouched and authorised expenses incurred by you while performing your duties on behalf of the Company, subject to your conforming to the published policy and procedure.
6.4    The Company reserves the right to deduct from your remuneration any sums which you may owe to it including without limitation in respect of any overpayments or loans made to you by the Company. The Company also reserves the right to deduct from your remuneration compensation in respect of any losses suffered by the Company as a result of your negligence or misconduct. By your execution of this letter agreement you consent to the deduction of such sums.
7.PAID TIME OFF (PTO) AND HOLIDAYS
7.1    Paid time off (PTO) entitlements are accrued based on hours worked. You will be entitled to four working weeks of PTO per annum. Your entitlement to Public Holidays shall be in accordance with the Organisation of Working Time Act 1997.

7.2    During the year, the Company may designate certain office shutdowns (for example, Christmas) when you will be expected to take holidays from your accumulated entitlement. Your remaining holidays may be taken at times agreed between you and your Manager.
7.3    Holidays from the previous year may not be carried over to the following year save with the Company's consent. It is company policy that all annual leave is taken within the applicable leave year. Upon termination of your employment you will be entitled to salary in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your proportionate holiday entitlement.
8.SICKNESS AND NOTIFICATION OF ABSENCE
If you are absent from work due to illness or accident you will notify your direct manager as soon as possible and in any event no later than 10.00 am. If this incapacity continues for three or more consecutive days you will submit a doctor's certificate in a form satisfactory to the Company confirming your inability to work and on a weekly basis thereafter while you are absent from work.
In the event of your absence from work, or inability to perform the duties of your position, due to illness or accident, the Company reserves the right to refer you for medical examination to a medical practitioner nominated and paid for by the Company. The Company shall be entitled to receive full details of any such medical examinations.
In the event that you are incapable of performing your duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party, all payments made to you by the Company under any company or group sick pay scheme will be repaid when and to the extent that you recover compensation for loss of earnings from that third party by action or otherwise.
Payment in respect of sick leave is entirely at the discretion of the Company.
9.BENEFITS
You will be entitled to benefits extended to the Company's employees generally, in accordance with any benefit plan adopted by the Company from time to time during the Employment. Your rights and those of your dependants under any such benefit policy or plan shall be governed solely by the terms of such policy or plan. The Company reserves to itself or its designated administrators exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy and to amend or terminate such policy or plan or provide substitute arrangements.
10.CONFIDENTIAL INFORMATION
10.1     Much of the Company's business is highly confidential. As such, you will be required to sign the Company's Employment and Confidential Information Agreement (attached hereto) as a condition of your employment with the Company.

10.2     It is a condition of your employment that you will not bring to or use in the course of your employment with the Company any trade secrets or confidential information belonging to your previous employers or to any other third party without those employers' or third parties' prior written authorisation.
11.DISCIPLINARY RULES AND PROCEDURES
11.1     The Company expects reasonable standards of conduct and performance from its employees. You will be subject to the disciplinary policy contained in the Company's Employment Handbook. Whilst it is the policy of the Company to observe these disciplinary procedures, strict observance of these procedures is not appropriate in all cases. Circumstances may warrant that the procedure is abridged or varied and the Company reserves the right to do so at any time.
11.2     The Company reserves the right for sufficient reason to demote, redeploy or suspend you without pay or dismiss you from employment. If you are suspended without pay, the period of suspension will vary in length at the Company's discretion according to the gravity of the misconduct.
Except in circumstances justifying immediate termination of your employment by the Company in accordance with Clause 14 you will be entitled to receive the appropriate period of notice as setout in Clause 13.
12.PROBLEM-SOLVING PROCEDURE
If you are unhappy about any aspect of your employment with the Company you should first discuss the matter with your manager. If you are still unhappy you should pursue the matter through the problem solving procedure, details of which are set out in the Employee Handbook.
13.TERMINATION OF EMPLOYMENT WITH NOTICE
In order to terminate the employment under this contract, after the successful completion of the Probationary Period, you are required to give the Company, and the Company is required to give you three (3) months written notice.
13.2     The Company reserves the right to pay you in lieu of notice the amount of your entitlement to base salary in respect of such notice period.
13.3     On the termination of your employment for whatever reasons you will be required to return to the Company without delay all items or property in your possession which are the property of the Company including, but not limited to all correspondence, records, specifications, models, notes, formulations, list, papers, reports, data stored on diskette and other property belonging to the Company or relating to its business affairs or dealings which are in your control.
13.4     In the event that you owe money to the Company at the time of your termination, e.g. as a result of hire bonus, tax equalization, loans etc, such monies must be repaid by you in full and the Company to the extent permitted by law reserves the right to deduct such monies from your pay/bonuses/stock programs and/or your pension contributions. By your acceptance of this statement you consent to the deduction of such monies.

14.TERMINATION OF EMPLOYMENT WITHOUT NOTICE
Your employment may be terminated summarily by the Company without notice or payment in lieu of notice if you have been dismissed by reason of gross misconduct as provided for in the company disciplinary procedure.
15.STANDARD POLICIES AND PROCEDURES
During your employment with the Company you will be required to comply with the Company's published policies and procedures as updated from time to time. A copy of the Employee Handbook is enclosed.
16.EMPLOYMENT RELATED DATA
You should be aware that all data relative to your employment with the Company, and all other personal data supplied to the Company may be stored in a HR database kept at the Company's parent company, ServiceSource International, LLC, in the United States. Human resources and selected management for both the Company and the Company's parent company will have access to this database, subject to the limits of the Data Protection Acts 1988 - 2003. The Company is asking all employees for their consent in writing to the processing of this personal data and, the transfer of data outside the European Economic Area where necessary. This is to enable the Company to comply with the legislation on data processing. By signing these terms and conditions you agree to the Company holding and processing, both electronically and manually, personal data about you (including sensitive personal data as defined in the Data Protection Acts 1988-2003) for the operations, management, security and administration of the Company and complying with applicable laws, regulations and procedures, including transfer of personal data outside the European Economic Area, if appropriate. Furthermore, you agree to assist the Company in keeping personal data relevant and up to date by informing the Company of any changes to any personal data it holds about you as soon as possible. You are entitled to access, review and request an update to such information as appropriate. Procedures for access to your personal data can be obtained from HR.
17.DOUBLE EMPLOYMENT
It is a condition of this contract that you will not directly or indirectly work for another employer or conduct outside business that interferes with the proper performance of your job at the Company, or that in any way conflicts with the Company's interests. It is the Company's expectation that the Company is your primary employer, and that you are available for work for the hours listed in this contract as well as for additional overtime. You are requested to inform your Manager if you are engaged in other work outside the Company. If you are engaged in work outside the Company you must ensure that your aggregated hours do not exceed the limits outlined in the Organisation of Working Time Act 1997.
18.PROPRIETARY RIGHTS
You acknowledge that any intellectual property rights which arise out of your work for the Company will vest absolutely in the Company (or its nominee) and you undertake to execute any required documents and do whatever else may be necessary to vest these rights in the Company even after termination of your employment.
19.    RESTRICTIVE COVENANTS
(a)    Considering that you have obtained and are likely to obtain in the course of your employment knowledge of trade secrets, know-how, business information or other confidential information relating the Company and its Associated Companies (as defined below) and also to their customers, you agree that you will be bound by the following restrictions in order to safeguard such trade secrets, know-how, business information or other confidential information and the goodwill of the Company:
(i)you will not, either in contemplation of the termination of your employment or during the period of 12 (twelve) months following your termination date, canvass or solicit or endeavour to canvass or solicit away from the Company or any Associate Company, the custom or business of any person, firm or company which is or was at any time during the 12 (twelve) months prior to your termination date a client or customer of the Company or of any Associated Company with whom or which you had significant business dealings during the course of your employment in that twelve-month period or in relation to whose requirements you had knowledge of a material kind;
(ii)you will not either in contemplation of the termination of your employment or during the period of 12 (twelve) months following your termination date entice, solicit or endeavour to entice or solicit away any person who is employed or engaged by the Company or any Associate Company either as a director or in a managerial or executive capacity or who is in possession of confidential information belonging to the Company and/or any Associate Company and with whom you had significant business dealings or over whom you exercised control during the course of your employment in the twelve-month period prior to your termination date;
(iii)you will not either in contemplation of the termination of your employment hereunder or during the period of 12 (twelve) months following your termination date, interfere or seek to interfere with the supply to the Company or any Associated Company of any goods or services by any supplier who, during the twelve months preceding your termination date, supplied goods or services to the Company or such Associate Company, being a supplier of goods or services with whom during the twelve-month period immediately prior to your termination date you had dealings of a material kind in your capacity as an employee or director of the Company, nor will you interfere or seek to interfere with the continuance of such supply or the terms on which such supply has during such period as stated above been made;
provided, however, that the 12 (twelve) month period referred to in sub-Clauses 20(a)(i), (ii) and (Hi) above will be reduced by the duration of any Garden Leave Period.
For the purposes of this Clause 20 of this letter agreement "Associated Company" shall mean any associated company of the Company as defined in Section 432 of the Taxes Consolidation Act 1997.

(b)Each of the restrictions set out in sub-Clauses 20 (a)(i), (ii) and (iii) above may be applied separately and independently and all such restrictions will (without prejudice to their generality) apply to any action taken by you, whether as agent, representative, principal, employee or consultant or as a director or other officer of any company or by any company controlled by you or any associate of yours.
(c)You hereby acknowledge and agree that all of the restrictions contained herein are reasonable and necessary in all the circumstances for the protection of the Company's legitimate interests and waive any and all defences to the strict enforcement thereof by the Company. In the event that any of the covenants herein contained is held to be unreasonable by reason of the area, duration or type or scope of service covered by such covenant, then effect will be given to such covenant in such reduced form as may be decided by any court of competent jurisdiction.
20.NEW HIRE VETTING
It is the Company's policy to confirm all information provided by new hires. Your employment is conditional upon verification of the information contained in your Personal Details form and/or curriculum vitae and upon the receipt of references satisfactory to the Company. Falsification of data in any documentation, including but not limited to your Personal Data Form and/or curriculum vitae may result in disciplinary action up to and including termination of employment.
21.SEVERANCE
In the event that any condition contained in this statement is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this letter agreement and such void conditions will be deemed to be severable.
22.GOVERNING LAW
This letter agreement shall in all respects be governed by the laws of Republic of Ireland and the parties submit to the non-exclusive jurisdiction of the Irish Courts.

If you choose to accept the above terms and conditions with the Company please sign the attached declaration and return it to me. If you have any questions regarding this letter agreement, please feel free to contact me.

SERVICESOURCE EUROPE, LTD.

Name     /s/ Philip Pender
    Philip Pender, Human Resources Director

Date    28/10/2011

EMPLOYEE ACCEPTANCE:
I confirm that I have read carefully and understood the terms and conditions on which the position set out above is offered and I agree to be bound by those terms and conditions.
I will commence work with the Company on 3rd January 2012 (insert date).
Employee    Michael Naughton             Date    1/11/11
Attached:
Employment and Confidential Information Agreement

EMPLOYMENT AND CONFIDENTIAL INFORMATION AGREEMENT
As a condition of my employment by ServiceSource Europe, Ltd. ("the Company"), and in consideration of my being employed by the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
1. Confidential Information.
(a)Company information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without the prior written authorisation of the Company, any Confidential Information of the Company.    I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, potential customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, processes, formulas, technology, designs, drawings, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
(b)Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring into the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I represent and warrant to the Company that I am not in breach of any agreement with any former employer by accepting employment with the Company.
(c)Third Party Information. I recognise that the Company may have received and in the future may continue to receive from third parties their confidential or proprietary information as they may so designate, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.
2. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or other documents or property, or reproduction of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns.
3. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
4. Representations. I agree to execute any proper oath or verify any proper document required in order to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into any oral or written agreement in conflict herewith.
5. General Provision.
(a)Governing Law: consent to Personal Jurisdiction. This Agreement shall in all respects be governed by the laws of the Republic of Ireland and the parties submit to the non-exclusive jurisdiction of the Irish Courts.
(b)Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.
(c)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
Date: 1/11/11

/s/ Michael Naughton
Employee (signature)

Michael Naughton
Employee (type or print name)

/s/ Kerry Naughton
Witness (signature)